Free Writing Prospectus pursuant to Rule 433 dated September 23, 2025

Registration Statement No. 333-284538

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Market Linked Securities — Autocallable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of UnitedHealth Group Incorporated and the Class A Common Stock of Robinhood Markets, Inc. due October 8, 2030

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the lowest performing underlying stock on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any underlying stock beyond the applicable fixed call premium. If the securities are not automatically called and the ending price of the lowest performing underlying stock on the final calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlying stock on the final calculation day and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated September 23, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated September 23, 2025
•
WFS product supplement no. 5 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.

Market measures:	the common stock of UnitedHealth Group Incorporated (current Bloomberg ticker: “UNH UN”) and the Class A common stock of Robinhood Markets, Inc. (current Bloomberg ticker: “HOOD UW”)
Pricing date:	expected to be October 3, 2025
Issue date:	expected to be October 8, 2025
Final calculation day:	expected to be October 3, 2030
Stated maturity date:	expected to be October 8, 2030
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the final calculation day
Performance factor:	with respect to an underlying stock on any call date, its stock closing price on such day divided by its starting price (expressed as a percentage)
Lowest performing underlying stock:	for any call date, the underlying stock with the lowest performance factor on that day
Automatic call:

if the stock closing price of the lowest performing underlying stock on any call date is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Threshold price:	with respect to an underlying stock, 50.00% of its starting price
Threshold amount:	50.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)

•  if the ending price of the lowest performing underlying stock on the final calculation day is less than its starting price but greater than or equal to its threshold price: $1,000; or

•  if the ending price of the lowest performing underlying stock on the final calculation day is less than its threshold price:

$1,000 × performance factor of the lowest performing underlying stock on the final calculation day

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP:	40058QB65
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Call dates and Call premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call	Call Date	Call Premium	Payment per Security upon an Automatic Call
October 8, 2026	at least 34.25% of the face amount	at least $1,342.50	November 8, 2028	at least 105.604% of the face amount	at least $2,056.04
November 9, 2026	at least 37.104% of the face amount	at least $1,371.04	December 8, 2028	at least 108.458% of the face amount	at least $2,084.58
December 8, 2026	at least 39.958% of the face amount	at least $1,399.58	January 8, 2029	at least 111.313% of the face amount	at least $2,113.13
January 8, 2027	at least 42.813% of the face amount	at least $1,428.13	February 8, 2029	at least 114.167% of the face amount	at least $2,141.67
February 8, 2027	at least 45.667% of the face amount	at least $1,456.67	March 8, 2029	at least 117.021% of the face amount	at least $2,170.21
March 8, 2027	at least 48.521% of the face amount	at least $1,485.21	April 9, 2029	at least 119.875% of the face amount	at least $2,198.75
April 8, 2027	at least 51.375% of the face amount	at least $1,513.75	May 8, 2029	at least 122.729% of the face amount	at least $2,227.29
May 10, 2027	at least 54.229% of the face amount	at least $1,542.29	June 8, 2029	at least 125.583% of the face amount	at least $2,255.83
June 8, 2027	at least 57.083% of the face amount	at least $1,570.83	July 9, 2029	at least 128.438% of the face amount	at least $2,284.38
July 8, 2027	at least 59.938% of the face amount	at least $1,599.38	August 8, 2029	at least 131.292% of the face amount	at least $2,312.92
August 9, 2027	at least 62.792% of the face amount	at least $1,627.92	September 10, 2029	at least 134.146% of the face amount	at least $2,341.46
September 8, 2027	at least 65.646% of the face amount	at least $1,656.46	October 8, 2029	at least 137.00% of the face amount	at least $2,370.00
October 8, 2027	at least 68.50% of the face amount	at least $1,685.00	November 8, 2029	at least 139.854% of the face amount	at least $2,398.54
November 8, 2027	at least 71.354% of the face amount	at least $1,713.54	December 10, 2029	at least 142.708% of the face amount	at least $2,427.08
December 8, 2027	at least 74.208% of the face amount	at least $1,742.08	January 8, 2030	at least 145.563% of the face amount	at least $2,455.63
January 10, 2028	at least 77.063% of the face amount	at least $1,770.63	February 8, 2030	at least 148.417% of the face amount	at least $2,484.17
February 8, 2028	at least 79.917% of the face amount	at least $1,799.17	March 8, 2030	at least 151.271% of the face amount	at least $2,512.71
March 8, 2028	at least 82.771% of the face amount	at least $1,827.71	April 8, 2030	at least 154.125% of the face amount	at least $2,541.25
April 10, 2028	at least 85.625% of the face amount	at least $1,856.25	May 8, 2030	at least 156.979% of the face amount	at least $2,569.79
May 8, 2028	at least 88.479% of the face amount	at least $1,884.79	June 10, 2030	at least 159.833% of the face amount	at least $2,598.33
June 8, 2028	at least 91.333% of the face amount	at least $1,913.33	July 8, 2030	at least 162.688% of the face amount	at least $2,626.88
July 10, 2028	at least 94.188% of the face amount	at least $1,941.88	August 8, 2030	at least 165.542% of the face amount	at least $2,655.42
August 8, 2028	at least 97.042% of the face amount	at least $1,970.42	September 9, 2030	at least 168.396% of the face amount	at least $2,683.96
September 8, 2028	at least 99.896% of the face amount	at least $1,998.96	October 3, 2030	at least 171.25% of the face amount	at least $2,712.50
October 9, 2028	at least 102.75% of the face amount	at least $2,027.50

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 5, and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 5, and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 5, and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 5, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlying Stock
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have Greater Risk of Sustaining a Significant Loss on Your Investment If the Securities Were Linked to Just One Underlying Stock
▪
A Higher Call Premium, a Lower Stock Closing Price at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity

▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Additional Risks Related to the Class A Common Stock of Robinhood Markets, Inc.

▪
The Class A Common Stock of Robinhood Markets, Inc. Has a Very Limited Trading History

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.